Exhibit 99.1

[LOGO - Citadel Broadcasting Corporation]
                                                      FOR IMMEDIATE RELEASE
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                                                      Contact:
                                                      Anna Cordasco/Alex Eule
                                                      Citigate Sard Verbinnen
                                                      (212) 687-8080


              CITADEL BROADCASTING ANNOUNCES NEW BOARD MEMBER

NEW YORK, September 29, 2004 -- Citadel Broadcasting Corporation (NYSE:CDL) announced today that Kate Brown has been elected to the board of directors and the audit committee. The addition of Ms. Brown brings the total number of board members to ten.

"We are delighted to announce the addition of Kate Brown to the board of directors and audit committee," said Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation. "Kate brings a wealth of media, financial and mergers and acquisitions experience to our board."

Kate Brown is currently Senior Vice President at Time Warner Inc. responsible for mergers and acquisitions. She joined Time Warner in September 2001 from Citigroup where she was a Managing Director in the M&A department. She spent ten years as an investment banker covering the media sector, both in the US and Europe, having joined Salomon Brothers in late 1988. Ms. Brown also spent three years as a principal banker at the European Bank for Reconstruction and Development in London and Moscow.

Citadel Broadcasting Corporation is a pure play radio broadcaster focused on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 155 FM and 58 AM radio stations in 46 markets located in 24 states across the country. Citadel was acquired by affiliates of Forstmann Little & Co. in June 2001.

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